EXHIBIT 16.1

July 3, 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the SEI Investments Capital Accumulation Plan (the Plan) and, under the date of June 21, 2002, we reported on the financial statements of the Plan as of and for the year ended December 31, 2001. On June 10, 2003, our appointment as principal accountants was terminated. We have read the Plan’s statements included under Item 4 of its Form 8-K/A dated July 3, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan’s statement that the Administrative Committee engaged PWC to serve as its independent public accountant and the Plan’s statement that the Plan did not consult with PWC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Plan’s consolidated financial statements, or any other matters or “reportable events,” in each case in the manner contemplated by Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

KPMG LLP